Exhibit 10.4

THIRD AMENDMENT TO THE

AECOM EXECUTIVE DEFERRED COMPENSATION PLAN

THIS AMENDMENT to the AECOM Executive Deferred Compensation Plan (the “Plan”) is adopted by AECOM (the “Company”), effective as of the dates indicated below.

WITNESSETH:

WHEREAS, the Company maintains the Plan, and such Plan is currently in effect; and

WHEREAS, Section 10.1 of the Plan provides that the Administrative Committee shall have the authority to amend the Plan from time to time; and

WHEREAS, the AECOM Americas Benefits Administration Committee is currently serving as the Administrative Committee for the Plan; and

WHEREAS, the Plan has previously been amended, and further amendment is now desirable.

NOW, THEREFORE, IT IS RESOLVED, that, in accordance with the powers reserved to the Company under Section 10.1 of the Plan, and pursuant to the authority delegated to the undersigned, the Plan, as amended, hereby is amended in the following particulars, effective as of the dates indicated below:

1.         Effective as of January 1, 2023, by substituting the following section for Section 2.8 of the Plan:

“2.8Bonus. Any Performance-Based Compensation payable to a Participant who is an Employee under any cash-based annual incentive plan maintained by an Employer.”

2.         Effective as of February 1, 2013, by substituting the following section for Section 7.1(c) of the Plan:

“(c)Any payments to be made under this Article VII shall be paid on or about July 31 of the calendar year in which a payment is payable to a Participant, provided, however, that benefits payable following a Participant’s Separation from Service shall be paid on or about July 31: (a) of the calendar year in which a Participant has a Separation from Service, if such Separation from Service occurs prior to June 1 of such year, or (b) of the calendar year immediately following the calendar year in which a Participant has a Separation from Service, if such Separation from Service occurs on or after June 1 of such year. By way of example only, if a Participant has a Separation from Service on June 1, 2023, he or she will receive his or her lump sum payment and/or first annual installment as soon as administratively possible following valuation of the Account balance(s) on or about July 31, 2024. If he or she had a Separation from Service on May 31, 2023, he or she would have received his or her lump sum payment and/or first annual installment as soon as administratively possible following valuation of the Account balance(s) on or about July 31, 2023.”

3.         Effective as of January 1, 2022, by substituting the following sentence for the second sentence of Section 8.1(a) of the Plan:

“Payment of such death benefits shall be made on any date within the period beginning on the Participant’s date of death and ending on December 31 of the calendar year immediately following the calendar year during which the Participant’s death occurs, pursuant to Code Section 409A and Prop. Treas. Reg. Section 1.409A-3(d)(2).”

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Except as otherwise set forth, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the AECOM Americas Benefits Administration Committee has caused these presents to be executed by its Chair thereunto duly authorized this 27th day of December, 2023.

AECOM AMERICAS BENEFITS ADMINISTRATION COMMITTEE

/s/ Bernard C. Knobbe, Chair